CATERPILLAR FINANCIAL ASSET TRUST 2007-A

$659.848mm CFAT 2007-A

Joint-Leads: JPMS/ML        Co-Mgrs:  ABN/BofA/BarCap/Citi      *100%
POT*
========================================================================
========
Cls   Amt($mm) Rtgs(M/S) WAL   E.F.   L.F.   Bmrk/Level Yld   Price
Cpn
A-1   150.000  A-1+/P-1  0.30  04/08  09/08  IntL + 11        100.000000
5.67225
A-2A   75.000  Aaa/AAA   1.00  07/09  04/10  EDSF + 50  5.463  99.998275
5.40
A-2B  126.000  Aaa/AAA   1.00  07/09  04/10  1m L + 42        100.000000
A-3A  134.050  Aaa/AAA   2.31  09/11  06/12  SWPS + 65  5.410  99.978427
5.34
A-3B  155.000  Aaa/AAA   2.31  09/11  06/12  1m L + 47        100.00000
 B     19.798  A3/A      3.08  09/12  09/13  SWPS +150  6.268  99.978598
6.18
========================================================================
========
> PRICED TO 14% CPR AND 10% CLEAN UP CALL
> SETTLEMENT:  THURSDAY, SEPTEMBER 27th   FLAT
> MERRILL LYNCH BILLS AND DELIVERS
------------------------------------------------------------------------
--
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you  should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer  and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus  if you request it by calling the toll-free number at 1-800-248-3580.

A written prospectus may also be obtained from your Merrill Lynch sales representative, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 07, New York NY or, in Canada, from Merrill Lynch Canada Inc., 181 Bay Street-Suite 400, Toronto, Ontario M4T 2A9.

This communication is intended for the sole use of the person or entity to whom it is provided by us.

Any legends, disclaimers or notices that appear below were automatically generated, are not applicable to this message, and should be disregarded.